Exhibit 99.1

Media Inquiries:

Lauren Barbiero

W2O Group

646-564-2156

lbarbiero@w2ogroup.com

Investor Inquiries:

Jim Goff

AveXis, Inc.

650-862-4134

jgoff@avexis.com

AveXis to Report Top-line Data from the Phase 1 Clinical Trial of AVXS-101 in SMA Type 1 at the International Annual Congress of the World Muscle Society

— All patients were alive and event-free at 20 months of age as of the August 7, 2017 data cut-off —

— Patients in Cohort 2 continue to demonstrate improvements in motor milestones —

Saint Malo, France (October 3, 2017) — AveXis, Inc. (NASDAQ: AVXS), a clinical-stage gene therapy company developing treatments for patients suffering from rare and life-threatening neurological genetic diseases, will report top-line data as of August 7, 2017, from the Phase 1 trial of AVXS-101 in patients with spinal muscular atrophy (SMA) Type 1 in a late-breaking breaking poster authored by Jerry Mendell, M.D., principal investigator in the trial and Curran-Peters Chair of Pediatric Research, Professor of Pediatrics and Neurology at the Research Institute at Nationwide Children’s Hospital and The Ohio State University, Columbus, Ohio, during the 22nd International Annual Congress of the World Muscle Society (WMS) in Saint Malo, France.

The Phase 1, open-label, dose-escalating study was designed to evaluate the safety and tolerability of AVXS-101 in patients with SMA Type 1. The key measures of efficacy were the time from birth to an “event,” which was defined as either death or at least 16 hours per day of required ventilation support for breathing for 14 consecutive days in the absence of acute reversible illness or perioperatively, and video confirmed achievement of ability to sit unassisted. Additionally, several exploratory objective measures were assessed, including a standard motor milestone development survey and Children’s Hospital of Philadelphia Infant Test of Neuromuscular Disorders (CHOP INTEND).

Data as of August 7, 2017, showed all patients (100%) were alive and event-free at 20 months of age. Patients in Cohort 2 continued to demonstrate improvements in motor milestones, including:

•                  Nine of 12 patients (75%) could sit unassisted for 30 seconds or more.

•                  Eleven of 12 (92%) patients have sustained CHOP-INTEND scores more than 40 for a mean of 18.8 months.

•                  All previous motor milestone achievements reported at the American Academy of Neurology (AAN) meeting in April 2017 were validated and re-confirmed at each patient’s last visit by the independent, external reviewer. New milestones reported at AAN that had not been validated by the external reviewer at that time were confirmed and validated during the August 2017 review.

Additionally, patients who were free of respiratory or nutritional support at January 20, 2017, continue without the need for supportive care.

There were no new treatment-related adverse events identified.

A manuscript regarding these data has been accepted for publication in a major medical journal. In keeping with the embargo policy of that journal, AveXis will not report additional trial data until after the publication.

About SMA

SMA is a severe neuromuscular disease characterized by the loss of motor neurons leading to progressive muscle weakness and paralysis. SMA is caused by a genetic defect in the SMN1 gene that codes SMN, a protein necessary for survival of motor neurons. The incidence of SMA is approximately one in 10,000 live births and is the leading genetic cause of infant mortality.

The most severe form of SMA is Type 1, a lethal genetic disorder characterized by motor neuron loss and associated muscle deterioration, which results in mortality or the need for permanent ventilation support before the age of two for greater than 90 percent of patients.

About AVXS-101

AVXS-101 is a proprietary gene therapy candidate of a one-time treatment for SMA Type 1, designed to address the monogenic root cause of SMA and prevent further muscle degeneration by addressing the defective and/or loss of the primary SMN gene. AVXS-101 also targets motor neurons, providing rapid onset of effect and crossing the blood brain barrier to allow effective targeting of both central and systemic features.

About AveXis, Inc.

AveXis is a clinical-stage gene therapy company developing treatments for patients suffering from rare and life-threatening neurological genetic diseases. The company’s initial proprietary gene therapy candidate, AVXS-101, is in the pivotal phase of study for the treatment of SMA Type 1. The company also intends to expand the study of gene therapy into SMA Type 2 and two additional rare neurological monogenic disorders: Rett syndrome (RTT) and a genetic form of amyotrophic lateral sclerosis (ALS) caused by mutations in the superoxide dismutase 1 (SOD1) gene.

For additional information, please visit www.avexis.com.

Forward-Looking Statements

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, AveXis’ research, development and regulatory plans for AVXS-101, including the potential of AVXS-101 to positively impact quality of life and alter the course of disease in patients with SMA Type 1 and SMA Type 2 and expectations regarding AveXis’ research, development and regulatory plans for its programs for treatment of RTT and genetic ALS. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, the scope, progress, expansion, and costs of developing and commercializing AveXis’ product candidates; regulatory developments in the U.S. and EU, as well as other factors discussed in the “Risk Factors” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of AveXis’ Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 16, 2017, and AveXis’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed with the SEC on August 10, 2017. In addition to the risks described above and in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect AveXis’ results. There can be no assurance that the actual results or developments anticipated by AveXis will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, AveXis. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. AveXis cautions investors not to rely too heavily on the forward-looking statements AveXis makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). AveXis undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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